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CONTACTS:  Mellon Bank Corporation           BICECORP S.A.
           Media:    Stephen K. Dishart      Gonzalo Valdes
                     (412) 234-0850          (562) 692-2000
           Analysts: Donald J. MacLeod       Ignacio Rodriguez
                     (412) 234-5601          (562) 692-2000


FOR IMMEDIATE RELEASE


            MELLON/DREYFUS AND BICECORP ANNOUNCE STRATEGIC ALLIANCE
                    IN CHILEAN ASSET MANAGEMENT ACTIVITIES

--Mellon to acquire 49 percent of BICE Fondos Mutuos, 50 percent of Inverfondos and 50 percent of Biceconsult (Bermuda)--

PITTSBURGH and SANTIAGO, CHILE, Jan. 8, 1998--Mellon Bank Corporation (NYSE:
MEL) and its mutual fund company, The Dreyfus Corporation, and BICECORP S.A. (BICECORP) today announced a strategic alliance through which Mellon and BICECORP will create joint ventures involving three BICECORP subsidiaries that will leverage BICECORP's local knowledge, contacts and existing businesses in Chile with Mellon's investment management and marketing expertise. The transaction provides that Mellon will acquire 49 percent of BICE Administradora de Fondos Mutuos S.A. (BICE Fondos Mutuos), a Santiago-based mutual fund management company; 50 percent of Administradora de Fondos de Inversion Inverfondos S.A. (Inverfondos), a fund management company also based in Santiago; and 50 percent of Bermuda-registered Biceconsult (Bermuda) Ltd., a financial advisory company. Terms of the transaction were not disclosed.

          "BICECORP and Banco BICE are very well-respected institutions in Chile, and BICECORP's principal owners, the Matte family, is a strong partner for introducing Dreyfus' broad selection of investment management products and services to this key strategic market," said Christopher M. "Kip" Condron, Mellon vice chairman and Dreyfus president and chief executive officer. "This transaction is consistent with our strategy of entering certain key markets with high-growth potential, like Chile, with a low-risk approach, providing a selection of services to customers in the business lines and markets where we can compete effectively."

                                     -more-
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Strategic Alliance Announced
Page 2
Jan. 8, 1998

          Mellon and Dreyfus recently announced a similar strategic alliance in Brazil with Banco Brascan, a Rio de Janeiro-based investment bank. In addition to acquiring a 40 percent interest in Banco Brascan, Mellon and Banco Brascan are forming an investment management joint venture. That transaction was announced in October.

          "We are delighted by this association, which will create a strong link between BICECORP and Dreyfus," said Gonzalo Valdes, managing director of BICECORP and chairman of Banco BICE. "Dreyfus brings vast know-how on distributing financial products through state-of-the-art technology and the expertise of investing wisely in international markets and the United States in particular. We believe this alliance allows Dreyfus and BICECORP to improve the scope of our services in the asset management industry, and recognizes the global flow of funds and the demand for cross-border products."

          BICE Fondos Mutuos, Inverfondos and Biceconsult are all affiliates of BICECORP, a financial services holding company based in Santiago and quoted in the local stock exchange. BICECORP's controlling shareholder is the Matte Group, a well-diversified Chilean industrial group that also holds controlling interests in Empresas CMPC, a paper and pulp company; Empresas Volcan, a construction material company; Minera Valparaiso, hydroelectricity and ports; Inmobiliaria Urbana, real estate; and AFP Summa, pension fund management. Other shareholders of BICECORP include the Rothschild Group, based in the United Kingdom. BICECORP and Rothschild will continue to work actively together in areas such as resource banking, investment banking, stock brokerage transactions and asset management. BICECORP's principal subsidiaries are Banco BICE, a commercial bank, and Allianz-BICE Compania de Seguros de Vida, a life insurance company.

          A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With approximately $300 billion of assets under management and approximately $1.5 trillion of assets under administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund company, The Dreyfus Corporation, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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